Exhibit 10.d.77

2006 Management Compensation Plan Description

CEO and officer compensation includes three components: Base salary is intended to be set at approximately the 50th percentile for base salary compensation at comparable companies. Short-term incentive compensation is intended to compensate officers for Company performance and is linked to defined Company performance metrics, such that if performance targets are achieved, officers’ direct compensation (base salary plus short-term incentive) would approximate the 40-50th percentile of total direct compensation at comparable companies. Performance metrics for short-term incentive compensation include customer service (60%), based on meeting or exceeding seventeen specified customer service quality performance standards in the Company's service quality plan approved by the Vermont Public Service Board, and creating value for shareholders (40%), based on the Company’s annual consolidated return on equity. The Compensation Committee (with respect to the CEO) and the Board of Directors (with respect to other executive officers) retain discretion to reduce short-term incentive compensation in light of events or circumstances that would make it inappropriate to award short-term incentive compensation strictly in accordance with these performance metrics. Long-term incentive compensation is designed to provide long-term incentives for future Company performance and is intended to bring total officer compensation to approximately the 40th percentile of total compensation paid to equivalent executives at comparable companies, if target performance criteria are met.